Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of DexCom, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, subscription rights and/or units and to the incorporation by reference therein of our reports dated February 14, 2025, with respect to the consolidated financial statements of DexCom, Inc. and the effectiveness of internal control over financial reporting of DexCom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
February 14, 2025